As filed with the Securities and Exchange Commission on June 1, 2006

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MERITAGE HOMES CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Maryland	86-0611231
(State or Other Jurisdiction of	(I.R.S. Employer Identification No.)
Incorporation or Organization)

17851 North 85th Street
Suite 300
Scottsdale, Arizona	85255
(Address of Principal Executive Offices)	(Zip Code)

MERITAGE HOMES CORPORATION 2006 STOCK INCENTIVE PLAN

(Full Title of the Plan)

Larry W. Seay

Executive Vice President and Chief Financial Officer

Meritage Homes Corporation

17851 North 85th Street

Suite 300

Scottsdale, Arizona  85255

480-609-3330

(Name, Address and Telephone

Number, Including Area Code, of Agent For Service)

With a copy to:

Steven D. Pidgeon

Snell & Wilmer L.L.P.

One Arizona Center

400 East Van Buren Street

Phoenix, Arizona 85004

602-382-6000

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered		Proposed Maximum Offering Price Per Share (3)		Proposed Maximum Aggregate Offering Price (3)		Amount of Registration Fee
Common stock, $0.01 par value(2)
Shares not previously registered	700,000		$55.25		$38,675,000		$4,138
Shares registered under Former Plan	501,350	(1)	n/a	(1)	n/a	(1)	n/a	(1)
Total	1,201,350	(1)	$55.25		$38,675,000		$4,138

(1)                                  Shares to be offered or sold under the Meritage Homes Corporation 2006 Stock Incentive Plan (the “2006 Plan”) include 501,350 shares previously registered for offer or sale under the Meritage Homes Corporation Stock Option Plan (the “Former Plan”) that were not issued under the Former Plan and that may be offered or sold under the 2006 Plan (the “Carried Forward Shares”) as of May 17, 2006 (the “Effective Date”). The Carried Forward Shares, which have been adjusted to reflect a 2-for-1 stock split in January 2005, were registered on a Form S-8 registration statement filed on June 7, 2004 (file no. 333-116243) and Meritage Homes Corporation (“Meritage”) paid a total fee of $6,857, of which $2,149 related to the Carried Forward Shares. Pursuant to Interpretation 89 under Section G of the Manual of Publicly Available Telephone Interpretations of the Division of Corporation Finance of the Securities and Exchange Commission (July 1997) and Instruction E to the General Instructions to Form S-8, Meritage has carried forward the registration fee for the Carried Forward Shares. Meritage is concurrently filing a Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (file no. 333-116243), relating to shares registered pursuant to the Former Plan, to deregister the unissued shares under the Former Plan.

(2)                                  In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of shares of common stock that may be offered or issued by reason of stock splits, stock dividends or similar transactions.

(3)                                  Estimated solely for purposes of calculating the registration fee pursuant to Securities Act Rules 457(c) and (h). The proposed maximum offering price per share, proposed maximum aggregate offering price and the amount of the registration fee are based on the average of the high and low prices of Meritage’s common stock reported on the New York Stock Exchange on May 25, 2006 (i.e., $55.25).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.                         Plan Information.*

Item 2.                         Registrant Information and Employee Plan Annual Information.*

* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Securities Act Rule 428 and the Introductory Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                         Incorporation of Documents by Reference.

The following documents which have been filed by Meritage with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(a)                                  Meritage’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005;

(b)                                 All other reports filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), since December 31, 2005; and

(c)                                  Description of Meritage’s common stock contained or incorporated in the registration statements filed by Meritage under the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by Meritage with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part of this Registration Statement from the date of filing of such documents.

Item 4.                         Description of Securities.

Not applicable.

Item 5.                         Interests of Named Experts and Counsel.

Not applicable.

Item 6.                         Indemnification of Directors and Officers.

Under the provisions of the Maryland General Corporation Law, a corporation’s charter may, with certain exceptions, include any provision expanding or limiting the liability of its directors and officers to the corporation or its stockholders for money damages, but may not include any provision that restricts or limits the liability of its directors or officers to the corporation or its stockholders to the extent that (i) it is proved that the person actually received an improper benefit or profit in money, property, or services for the amount of the benefit or profit in money, property, or services actually received, or (ii) a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. Meritage’s charter contains a provision limiting the personal liability of officers and directors to Meritage and its stockholders to the fullest extent permitted under Maryland law.

In addition, the provisions of the Maryland General Corporation Law permit a corporation to indemnify its present and former directors and officers, among others, against liability incurred, unless it is established that (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, or (ii) the director or officer actually received an improper personal benefit in money, property, or services, or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. Meritage’s charter provides that it will indemnify its directors, officers and others so designated by its board of directors to the full extent permitted under Maryland law.

As permitted under Maryland General Corporation law, Meritage has purchased and maintains insurance on behalf of its directors and officers against liability asserted against such directors and officers in their capacities as such, whether or not Meritage would have the power to indemnify such persons under the provisions of Maryland law governing indemnification.

Item 7.                         Exemption from Registration Claimed.

Not applicable.

Item 8.                         Exhibits.

A list of exhibits is set forth on the Exhibit Index that immediately precedes the exhibits and which is incorporated by reference herein.

Item 9.                         Undertakings.

The undersigned registrant hereby undertakes:

(1)                                  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (l)(i) and (l)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)                                  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, State of Arizona, on this 31st day of May, 2006.

MERITAGE HOMES CORPORATION

By:	/s/ Larry W. Seay
Larry W. Seay
Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each whose signature appears below constitutes and appoints Steven J. Hilton and Larry W. Seay, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he or she might or could do in person hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Steven J. Hilton	Chairman, Chief Executive Officer	May 31, 2006
Steven J. Hilton	and Director

/s/ Larry W. Seay	Executive Vice President and	May 31, 2006
Larry W. Seay	Chief Financial Officer
(Principal Financial Officer)

/s/ Vicki L. Biggs	Controller and	May 31, 2006
Vicki L. Biggs	Chief Accounting Officer
(Principal Accounting Officer)

/s/ Robert G. Sarver	Director	May 31, 2006
Robert G. Sarver

/s/ Richard T. Burke	Director	May 31, 2006
Richard T. Burke

/s/ Raymond Oppel	Director	May 31, 2006
Raymond Oppel

/s/ Peter L. Ax	Director	May 31, 2006
Peter L. Ax

/s/ William G. Campbell	Director	May 31, 2006
William G. Campbell

Signature	Title	Date

/s/ Gerald W. Haddock	Director	May 31, 2006
Gerald W. Haddock

EXHIBIT INDEX

Exhibit Number	Description	Page or Method of Filing

4.1	Meritage Homes Corporation 2006 Stock Incentive Plan	Filed herewith

4.2	Representative Form of Restricted Stock Agreement	Filed herewith

4.3	Representative Form of Non-Qualified Stock Option Agreement	Filed herewith

4.4	Representative Form of Incentive Stock Option Agreement	Filed herewith

4.5	Representative Form of Stock Appreciation Rights Agreement	Filed herewith

5.1	Opinion of Venable LLP	Filed herewith

23.1	Consent of Deloitte & Touche LLP	Filed herewith

23.2	Consent of KPMG LLP	Filed herewith

23.3	Consent of Counsel	Included as part of Exhibit 5.1

24.0	Power of Attorney	See Signature Page